Exhibit 10.4

THE MCCLATCHY COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2002)

ARTICLE 1
PURPOSE

McClatchy Newspapers, Inc. (the “MNI”) established the Supplemental Executive Retirement Plan (the “SERP” or the “Plan”) with the intention of retaining executives whose skills and talents are important to the MNI. The principal objective of the SERP is to provide a monthly retirement income that supplements benefits under the Restated Retirement Plan for Employees of McClatchy Newspapers (the “Pension Plan”). This amendment and restatement transfers sponsorship of the Plan to The McClatchy Company (the “Company”). This amendment and restatement shall apply to any Participant who is an Employee on January 1, 2002. Benefits payable with respect to a Participant in the Plan who ceased to be an Employee prior to January 1, 2002 shall be determined by the terms of the Plan as in effect on the date of such Participant’s termination of employment, except that the administrative and general provisions of this amendment and restatement shall be applied.

ARTICLE 2
PARTICIPATION

Participation is limited to Designated Employees. Active participation shall continue for as long as the Employee is a Designated Employee. A Participant shall not be credited with any additional Years of Benefit Service under this Plan once he or she ceases active participation in the Plan.

ARTICLE 3
ELIGIBILITY FOR SERP PAYMENT

3.1    Normal Retirement Benefit

A Participant who ceases to be an Employee during the month in which he or she attains Normal Retirement Age shall be eligible to receive a pension equal to his or her Accrued Benefit, if any, commencing as of his or her Normal Retirement Date (or as soon as reasonable practicable thereafter retroactive to his or her Normal Retirement Date). The Company shall commence any such payments automatically to the Participant. Payment shall be made in the form of benefit under which the Participant’s Pension Plan benefit is to be paid, and the amount of payment under this Plan shall be adjusted in accordance with Section 3.5 if the form of benefit is other than the Normal Form under the Pension Plan.

3.2    Early Retirement Benefit

A Participant who is Vested and who ceases to be an Employee prior to Normal Retirement Age shall be eligible to receive a pension. Such pension either shall be: (a) a pension equal to his or her Accrued Benefit, if any, provided such pension commences as of his or her Normal Retirement Date; or (b) a pension equal to his or her Early Retirement Benefit, if any, provided such pension commences on his or her Early Retirement Date or the first day of any month thereafter that is prior to the Participant’s Normal Retirement Date.

The Company shall commence payment to the Participant under this Section 3.2 automatically as of the Participant’s Benefit Commencement Date under the Pension Plan. Payment shall be made in the form of benefit under which the Participant’s Pension Plan benefit is to be paid, and the amount of payment under this Plan shall be adjusted in accordance with Section 3.5 if the form of benefit is other than the Normal Form under the Pension Plan.

3.3    Deferred Retirement Benefit

A Participant may continue as an Employee past his or her Normal Retirement Age without the consent of the Employer. Such a Participant shall be eligible to receive a pension equal to his or her Accrued Benefit, if any, commencing as of his or her Deferred Retirement Date. The Company shall commence any such payments automatically to the Participant. Payment shall be made in the form of benefit under which the Participant’s Pension Plan benefit is to be paid, and the amount of payment under this Plan shall be adjusted in accordance with Section 3.5 if the form of benefit is other than the Normal Form under the Pension Plan.

3.4    No Other Payments

A Participant who ceases to be an Employee at a time that he or she is not Vested shall not be entitled to any Benefit, including any survivor or death benefit, under the Plan.

3.5    Adjustments for Form of Benefit

After any appropriate reduction is made in a Participant’s pension under this Plan for the commencement of payment prior to the Participant’s Normal Retirement Date, appropriate adjustment shall be made to reflect the form of payment in which the Participant’s Benefit under this Plan is to be made. Notwithstanding anything to the contrary under this Plan, a Participant’s Benefit shall be paid in the same form and at the same time as his or her pension under the Pension Plan. The adjustment made to the Benefit amount under this Plan to reflect payment in a form that is not the Normal Form shall be made using the same adjustment tables and actuarial factors applied to convert the Participant’s Pension Plan benefit to the same form of payment.

ARTICLE 4
SERP BENEFIT

4.1    Accrued Benefit

A Participant’s Accrued Benefit, when expressed as a single life annuity payable monthly and commencing as of the Participant’s Normal Retirement Date, shall be equal to the excess, if any, of (i) the Participant’s Basic Formula Amount over (ii) the Participant’s Pension Offset.

4.2    Basic Formula Amount and Pension Offset

A Participant’s Basic Formula Amount is 1.5% of the Participant’s Average Monthly Earnings multiplied by his or her Years of Benefit Service up to a maximum of 35 such years, and determined without regard to any limitations on qualified plan benefits, including, but not limited to, the limitations on Earnings under section 401(a)(17) of the Code and on benefits under section 415 of the Code. A Participant’s Pension Offset shall be a single life annuity equal to the monthly amount that would be payable to the Participant from the Pension Plan as of his or her Normal Retirement Date or, in the case of a Participant who continues to be an Employee past Normal Retirement Age, his or her Deferred Retirement Date under this Plan.

4.3    Early Retirement Benefit

A Participant’s Early Retirement Benefit, when expressed as a single life annuity payable monthly, shall be equal to the Participant’s Accrued Benefit, reduce for early payment by multiplying the Accrued Benefit by the percentage determined in accordance with the following Schedule.

Schedule of Early Retirement Factors

Number of Whole Years Between Early Retirement Date and Normal Retirement Date	Percentage
0	100.00%
1	100.00%
2	100.00%
3	100.00%
4	96.00%
5	92.00%
6	87.00%
7	82.00%
8	77.00%
9	72.00%
10	67.00%

Straight line interpolation of these percentages will be employed where fractional whole years prior to Normal Retirement Date are involved.

ARTICLE 5
SURVIVOR AND DEATH BENEFITS

5.1    Post-Retirement Survivor Benefits

If a Participant dies after his or her Benefit Commencement Date, survivor benefits, if any, will only be payable according to the provisions of the form of benefit in which the Participant’s Accrued Benefit was being paid. For example, no survivor benefit shall be payable to a Participant who receives payment as a single lump sum or is receiving payment as a single life annuity.

5.2    Pre-Retirement Death Benefits

If a Participant, who is Vested dies before his or her Benefit Commencement Date and is survived by a Surviving Spouse, the Surviving Spouse shall be eligible to receive the Spousal Death Benefit, if any, determined in accordance with this Section 5.2.

(a)  The Spousal Death Benefit shall be a monthly benefit payable for the life of the Surviving Spouse and equal to the monthly benefit that would have been payable to the spouse if the Participant survived to and had begun receiving benefit payments under this Plan as a 100% Joint and Survivor Annuity commencing on the date the benefit is to commence under Paragraph (b). Notwithstanding the preceding, to determine the Participant’s Years of Benefit Service, the Plan

Administrator shall use the Participant’s actual date of ceasing to be an Employee (which, in the case of a Participant who dies while an Employee, shall be the date of death).

(b)  Payment of the Spousal Death Benefit shall begin to the Surviving Spouse as of the date that would have been the Participant’s Normal Retirement Date or, if later, the first day of the month following the Participant’s death. If the Participant dies prior to attaining Normal Retirement Age and the Surviving Spouse has elected an earlier payment under the Pension Plan, then that early payment date, along with the applicable reduction factors, also shall be applied to the Spousal Death Benefit. Notwithstanding the foregoing, if the Actuarial Equivalent lump sum value of the Spousal Death Benefit (determined using the Applicable Interest Rate) is $5,000 or less, payment shall be made to the Surviving Spouse without the spouse’s consent in a lump sum as soon as practicable following the date of the Participant’s death.

5.3    No Other Death Benefits

If a Participant who is Vested dies before his or her Benefit Commencement Date without a Surviving Spouse, there shall not be any Benefit payable.

ARTICLE 6
SUSPENSION OF BENEFITS FOR REEMPLOYED
RETIRED PARTICIPANTS

If a retired Participant is re-employed by the Company, any Benefit otherwise payable to the Participant shall be suspended during the period of reemployment. Except as next described, Benefit payments shall resume in the same amount to the Participant when he or she subsequently ceases to be an Employee. Notwithstanding the preceding, if during the period of reemployment the Participant again was an active participant in the Plan, the Participant shall be eligible to receive the additional Benefit accrued under the terms of the Plan in effect on the date the Participant ceases active participation, based on the Participant’s Average Monthly Earnings, Years of Benefit Service and the Pension Offset as of that date he or she ceases to be an active participant, but reduced by the Actuarial Equivalent of any Benefit paid before the Participant’s reemployment.

ARTICLE 7
FORFEITURE FOR CRIMINAL CONDUCT

If the Company terminates the employment of the Participant at any time for a crime committed against the business or property of the Company which is evidenced by a conviction of the Participant for a felony by a court of law, which conviction, if appealed, is sustained by the highest court to which such conviction is appealed, all rights to benefits which the Participant or any of the beneficiaries of the Participant would be entitled under this Plan shall be forfeited.

ARTICLE 8
INFORMATION FOR BENEFITS CALCULATIONS

8.1    Incomplete or Incorrect Information

Any delay in receiving from a Participant or Surviving Spouse information requested by the Company shall result in the Benefits payable being based initially on the information then available to the Company and the Plan Administrator, and their estimate of any unavailable information. If additional or different information thereafter becomes available to the Company or the Plan Administrator, Benefits shall be adjusted appropriately as determined by the Plan Administrator.

8.2    Overpayments

If any overpayment of Benefits is made under the Plan, the amount of the overpayment may be set off against further amounts payable to or on account of the person who received the overpayment until the overpayment has been recovered in full. The foregoing remedy is not intended to be exclusive.

ARTICLE 9
CLAIMS PROCEDURE

9.1    Initial Claim

If a Participant believes he or she is entitled to payments under the Plan which have not been paid or have been paid in a lesser amount, the Participant may submit a written claim to the Plan Administrator. If the Plan Administrator determines that the claim should be denied, written notice of the decision will be furnished to the Participant within a reasonable period of time. This notice will set forth in clear and precise terms the specific reasons for the denial, specific reference to pertinent Plan provisions on which the denial is based, a description of additional material or information necessary for the Participant to perfect the claim, and an explanation of the Plan’s review procedure. The written notice shall be given to the Participant within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim, in which case a decision will be rendered and written notice furnished within one hundred eighty (180) days after receipt of the claim. A written notice of such extension of time indicating the special circumstances and expected date of decision will be furnished to the Participant within the initial ninety (90) day period.

9.2    Claims Appeal

The Participant may, within 60 days after receiving notice denying the claim, request a review of the decision by written application to the Committee. The Participant may also review pertinent documents and submit issues and comments in writing. A written decision on the appeal will be made by the Committee not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time, in which case a decision will be rendered within a reasonable period of time, but in no event later than 120 days after receipt of the appeal. A written notice of such extension of time will be furnished to the Participant before such extension begins. The decision will include the specific reason(s) for the decision and the specific reference(s) to the pertinent plan provisions on which the decision is based. The decision will be final. The Participant’s Surviving Spouse also may use the claim procedures set forth in Section 9.1 and this Section.

ARTICLE 10
MANAGEMENT AND ADMINISTRATION

10.1    Administration

The Company shall serve as the Plan Administrator. The Plan Administrator shall have the full power and authority to control and manage the operation and administration of the Plan, including the authority, in its sole discretion: (a) to promulgate and enforce such rules and regulations as deemed necessary or appropriate for the administration of the Plan; (b) to interpret the Plan consistent with the terms and intent thereof; and (c) to resolve any possible ambiguities, inconsistencies and omissions in the Plan. All such actions shall be in accordance with the terms and intent of the Plan.

The Company may designate one or more persons to carry out its fiduciary responsibilities as Plan Administrator. To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for the matters assigned by the Company, and references to the Company in such capacity shall apply instead to the delegate. Additionally, the Company may assign any of its responsibilities to specific persons who are directors, officers, or employees of the Company or its Controlled Group members, or a Committee composed of such persons, in order to execute its actions as the Plan Administrator. Any action by the Company assigning any of its responsibilities to specific persons who are directors, officers, or employees of the Company or its Controlled Group members, or a Committee composed of such persons, shall not constitute delegation of the Company’s responsibility as Plan Administrator, but rather shall be treated as the manner in which the Company has determined internally to discharge such responsibility.

The Plan Administrator may engage the services of accountants, attorneys, actuaries, consultants and such other professional personnel as deemed necessary or advisable to assist them in fulfilling responsibilities of the Plan Administrator under the Plan. The Plan Administrator, and its delegates and assistants shall be entitled to act on the basis of all tables, valuations, certificates, opinions and reports furnished by such professional personnel.

10.2    Amendment and Termination of the Plan

The Company may, in their sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part, and for any reason, by action of its Board or, pursuant to this delegation, by action of the Committee. However, no termination, amendment or suspension of the Plan will impair a retired Participant’s right, if any, or the right, if any, of a retired Participant’s Surviving Spouse to receive Benefits in accordance with this Plan as it was in effect on the last day of the Participant’s active participation. Furthermore, with respect to an individual who is an active Participant on the date of Plan amendment or termination, and if such Participant would have been entitled to payment of a Benefit under the terms of the Plan as in effect prior to amendment or termination at the time he or she actually ceases to be an Employee in the future, then no such amendment or termination of this Plan shall reduce the Benefit that the Company is obligated to pay, commencing at such time that payment otherwise would be due, to an amount that is less than the Accrued Benefit calculated under Section 4.1 by using (a) the Basic Formula Amount accrued to the date of amendment or termination, determined by assuming that the Participant ceases to be an Employee on the previous day, and (b) the Pension Offset calculated as of the Participant’s actual date of ceasing to be an Employee, determined as if the Plan had continued in effect to the Participant’s actual employment termination date without the amendment or termination.

ARTICLE 11
GENERAL PROVISIONS

11.1    Alienation of Benefits and Assignment

No Benefit payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. No Benefit under the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to Benefits under the Plan. The Company, however, may assign any of its rights, interests and obligations under this Plan to any Controlled Group member or other affiliate, or to any successor person or entity to the Company or the Controlled Group member in connection with a merger, consolidation, reorganization, business combination, sale of substantially all of the assets of the Company or the affiliate, or any other similar transaction to which the Company or the affiliate is a party. Otherwise, the Company may not assign its rights, interests and obligations under this Plan.

11.2    Withholding Taxes

The Plan Administrator shall withhold such taxes and make such reports to governmental authorities as it reasonably believes to be required by law.

11.3    Distributions to Minors and Incompetents

If the Plan Administrator determines that any Participant or Surviving Spouse receiving or entitled to receive Benefits under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent.

The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent be appointed before authorizing the payment of Benefits in such situations. Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this Article 11 shall be a complete discharge of any obligation arising under the Plan with respect to such Benefit payments.

11.4    No Right to Employment

Nothing contained in this Plan shall be deemed to give any employee the right to be retained in the service of the Company or to interfere with the right of the Company to demote, discharge or discipline any employee at any time without regard to the effect that such demotion, discharge or discipline may have upon the employee under the Plan.

11.5    Unfunded Plan

The Plan shall be an unfunded, unsecured obligation of the Company payable from general assets. The Company shall not be required to segregate any assets to provide Benefits, and the Plan shall not be construed as providing for such segregation. Any liability of the Company to any Participant or Surviving Spouse with respect to Benefits shall be based solely upon any contractual obligations created by the Plan. Any such obligation shall not be deemed to be secured by any pledge or other encumbrance or any property of the Company or its subsidiaries.

11.6    Trust Fund

At its discretion, the Company may establish one or more trusts for the purpose of assisting in the payment of Benefits. To the extent Benefits provided for under the Plan are paid from any such trust, the Company shall not have any further obligation to pay such Benefits. The establishment and maintenance of any such trust shall not alter the nature of Benefits under the Plan as unfunded and unsecured.

11.7    Miscellaneous

(a)  Construction

Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa.

(b)  Severability

If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in it.

(c)  Titles and Headings Not to Control

The titles to Articles and the headings of Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than the titles or headings, shall control.

(d)  Complete Statement of Plan

This document is a complete statement of the Plan. The Plan may be amended, modified or terminated only in writing and then only as provided herein.

11.8    Governing Law

The Plan shall be governed by ERISA, and to the extent not preempted by ERISA, the laws of the State of California without regard to its choice of law provisions.

ARTICLE 12
DEFINITIONS

Except for those definitions set forth in Article 1 or elsewhere in this Plan, the following terms shall have the meaning assigned below in this Article 12. Terms not specifically defined in this Plan shall have the meaning set forth under the Pension Plan.

12.1    “Accrued Benefit” means the series of payments described in Section 4.1.

12.2    “Average Monthly Earnings” means the average of the Participant’s monthly Earnings for each month during the 36 consecutive months in which the Participant is an Employee and an active Participant with respect to which the average is the highest.

12.3    “Basic Formula Amount” means the monthly amount determined in accordance with Section 4.2.

12.4    “Benefit” means amounts payable under the Plan to a Participant who becomes entitled to a payment of an Accrued Benefit or an Early Retirement Benefit or to a Surviving Spouse as a Spousal Death Benefit in respect of a Participant who is Vested.

12.5    “Board” means the Board of Directors of the Company.

12.6    “Code” means the Internal Revenue Code of 1986, as amended.

12.7    “Committee” means the Retirement Committee or such other persons or group as the Board may appoint to perform the functions of the Committee with respect to the Plan. In the absence of such an appointment, the Board shall serve as the Committee.

12.8    “Deferred Retirement Date” means in the case of a Participant who ceases to be an Employee after attaining Normal Retirement Age, the first day of the month next following his or her employment termination date.

12.9    “Designated Employee” means, as of the designation date or, if later, the first date on which the Employee attains such title, a classification of executive designated by the Company as being eligible to participate in the Plan or an Employee who has been designated by the Chief Executive Officer (“CEO”) of the Company to participate in this Plan, provided any such designated person also is a member under the Pension Plan. The Company (or, in the case of a designation made by the CEO, the CEO) may de-designate an individual person or title or classification of executive, at which point that person or group of persons no longer shall be eligible to participate actively in the Plan.

12.10    “Early Retirement Benefit” means the series of payments described in Section 4.3.

12.11    “Early Retirement Date” means, with respect to a Participant who ceases to be an Employee on or after attaining age 55, the first day of the month following the date on which the Participant retires from employment with the Company, or in the case of a Participant who ceases to be an Employee prior to attaining age 55, the first day of the month following the month in which he or she attains age 55.

12.12    “Earnings” means, with respect to a Participant, the Participant’s Earnings as defined in the Pension Plan, but (i) including, provided such bonus is paid in a year other than the year the person ceases to be an Employee, the Participant’s annual MBO bonus paid during the period for which Earnings is being determined, and (ii) disregarding the limitation on compensation under section 401(a)(17) of the Code.

12.13    “Employee” means a common law employee of the Company or a Controlled Group member entity.

12.14    “ERISA” means the Employee Retirement Income Security Act of l974, as amended.

12.15    “Normal Retirement Age” means the age 65.

12.16    “Normal Retirement Date” means the first day of the month next following the date the Participant attains Normal Retirement Age.

12.17    “Participant” means an Employee who meets the participation requirements of Article 2.

12.18    “Pension Offset” means the monthly amount determined in accordance with Section 4.2.

12.19    “Plan Administrator” means the Company.

12.20     “Plan Year” means the calendar year.

12.21    “Spousal Death Benefit” means the payment or series of payments described in Section 5.2.

12.22    “Surviving Spouse” means the person to whom, according to the laws of the state of a Participant’s domicile, the Participant is married on the date of the Participant’s death.

12.23    “Vested” means, with respect to a Participant, that the Participant (i) has to his or her credit five (5) years of Vesting Service as defined under the Pension

Plan or (ii) ceases to be an Employee after having attained age 55 and on account of becoming Disabled.

12.24    “Years of Benefit Service” means, with respect to a Participant, the number of years of his or her Benefit Service credited under the Pension Plan but frozen as of the date he or she ceases to be an active Participant in this Plan.

12.25    “Year of Vesting Service” means, with respect to a Participant, his or her years of Vesting Service determined under the Pension Plan.

*     *     *     *     *

To reflect the adoption of this amended and restated Plan by each Board, effective as of January 1, 2002, the authorized officer hereby executes this Plan document on behalf of the Company.

THE MCCLATCHY COMPANY

By:	/S/ KAROLE MORGAN-PRAGER

Name:	KAROLE MORGAN-PRAGER

Title:	VICE PRESIDENT, SECRETARY